                                                                  Exhibit (d)(a)

                                   SCHEDULE A

                                       TO

                          INVESTMENT ADVISORY AGREEMENT

Each portfolio of Ohio National Fund, Inc. shall pay fees to Ohio National Investments, Inc. computed at the following rates as provided in paragraph 7 of the Agreement:


                                                                                    International
Net Assets              Bond;   Money       Mid Cap     Small Cap   S&P 500             Small                Bryton
in Portfolio            Omni    Market    Opportunity    Growth      Index   Equity    Company     Bristol*  Growth*
------------            ----    ------    -----------   ---------   -------  ------ -------------  -------   -------
First $100,000,000      0.60%    0.30%       0.85%       0.95%       0.40%    0.80%     1.00%       0.80%     0.85%
Next $50,000,000        0.50%    0.25%       0.85%       0.95%       0.35%    0.80%     0.90%       0.75%     0.80%
Next $50,000,000        0.50%    0.25%       0.85%       0.80%       0.35%    0.80%     0.90%       0.75%     0.80%
Next $50,000,000        0.50%    0.25%       0.80%       0.80%       0.35%    0.80%     0.90%       0.75%     0.80%
Next $250,000,000       0.45%    0.23%       0.80%       0.80%       0.33%    0.80%     0.90%       0.75%     0.80%
Next $500,000,000       0.40%    0.20%       0.80%       0.80%       0.33%    0.75%     0.90%       0.70%     0.75%
Next $1,000,000,000     0.30%    0.15%       0.80%       0.80%       0.33%    0.75%     0.90%       0.70%     0.75%
All Portfolio Assets
over $2,000,000,000     0.25%    0.15%       0.80%       0.80%       0.33%    0.75%     0.90%       0.70%     0.75%


                           International;            Capital Appreciation;
                           Capital Growth;           Discovery;                      Nasdaq-100 Index;
                           Blue Chip                 Aggressive Growth               High Income Bond
                           ---------------           ---------------------           ----------------
All Portfolio Assets            0.90%                         0.80%                        0.75%


* From August 1, 2003 through December 31, 2004, the rates for the Bristol and Bryton Growth portfolios are 0.00% of all portfolio assets.

Agreed to and accepted as of August 1, 2003.

OHIO NATIONAL FUND, INC.                        OHIO NATIONAL INVESTMENTS, INC.


By: s/ John J. Palmer                    By: s/ Christopher A. Carlson
    -------------------------------          -----------------------------
    John J. Palmer, President                Christopher A. Carlson, President